China Organic Agriculture Establishes New Subsidiary to Capitalize on Growing Demand for Premium Wine in China

Company's Far East Wine Holding Group to Engage in Export, Marketing and Distribution of California Wine Brands

LOS ANGELES and JILIN, China - China Organic Agriculture, Inc. (OTCBB: CNOA), a growth-driven agriculture products company leading China's organic food revolution, has announced the incorporation of the Far East Wine Holding Group Limited, effective June 10, 2008. The formation of this subsidiary represents a major component of the Company's recently launched strategic plan to capitalize on the fast-growing demand for premium California wines in China.

The formation of the Far East Wine Holding Group follows China Organic Agriculture's acquisition on February 29 of the Bellisimo Vineyard property, which provides Chardonnay, Merlot, and Cabernet Sauvignon wine grapes, located in Sonoma County, California. China Organic intends to market wines in China under its own label, and to distribute other successful California-based wine brands.

"China Organic will focus on serving the Chinese demand for California wines with a mission to distribute a range of upscale brands at premium prices as well as good quality wines at competitive prices," said Changqing Xu, Chief Executive Officer of China Organic Agriculture. "It's our intention to establish a leadership role in this emerging marketplace to capitalize on the industry's high revenue growth opportunities and very attractive profit margins. We anticipate that our experience in the creation of distribution networks for our agricultural products will help us efficiently penetrate markets throughout China."

Demand in China for foreign wines, including those produced in California, is growing rapidly. In 2007, the import of wine into China totaled approximately 54 million bottles, representing a 125% growth from 2006, according to the latest report of the International Wine and Spirit Competition. The market share of imported wines in China increased from 6.6% in 2006 to 10% in 2007, while industry analysts project that share will reach 18% in 2008. Total wine consumption in China is expected to increase 65% from 2001 to 2010, a growth rate 6.5 times faster than the global average.

About China Organic Agriculture

China Organic Agriculture is a leading producer and distributor in the agricultural industry in China. The Company's high-growth business plan is designed to enable it to capitalize effectively on China's burgeoning economy and expanding class of consumers with the ability to acquire upscale products. As one of the largest producers of green and organic rice in China, the Company

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has developed an extensive distribution network throughout many of China's major cities, including Beijing, Shanghai and Manjing, and is positioned to leverage those networks to establish broad distribution of a number of agricultural, food and related premium products. China Organic Agriculture is among the largest producers of green and organic rice in China and controls all aspects of the process, from the development of seeds to planting, processing, and distribution. CNOA has in excess of 6,260 acres dedicated to the production of green and organic rice, with an irrigation system fed from the Nen River, one of the last unpolluted rivers in China. The Company's flagship brand, ErMaPao, has won several awards for its high quality, holds the highest organic certification and is one of the most popular brands in the country. The Company has experienced significant growth since its inception in 2002 and has implemented a number of strategic initiatives to expand sales and revenues. For more information, please visit: www.chinaorganicagriculture.com

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of China Organic Agriculture's products and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," and similar expressions are forward-looking statements. Although China Organic Agriculture Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those set forth in our reports filed with the Securities and Exchange Commission, together with the risks discussed in our press releases and other communications to shareholders issued by us from time to time, such as our ability to raise capital as and when required, the availability of raw products and other supplies, competition, the costs of goods, government regulations, and political and economic factors in the People's Republic of China in which our subsidiaries operate.

Contact:
Steve Wan
China Organic Agriculture, Inc.
310-441-9777
stevewan@chinaorganicagriculture.com

or

Financial Communications
Darren Minton, Vice President
Winning IR Company Ltd.
212-823-0523
darren.minton@winningir.com